Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)
                               ($ in millions)


                                  Six
                                  Months
                                  Ended          Years Ended December 31
                                  June 30, -----------------------------------
                                  2003      2002   2001   2000   1999   1998
                                  --------  ----   ----   ----   ----   ----
Fixed charges
Interest expense                  $  34.1  $ 66.5 $ 70.0 $ 79.8 $127.8  $171.7
Interest capitalized during
  the period                          6.5    13.9   11.8   11.4    3.6      -
Amortization of debt issuance
  expenses                            1.5     2.6    2.7    3.2    4.1     4.6
Portion of rental expense
  representative of interest         26.5    53.0   53.9   42.2   46.3    49.1
                                   ------  ------ ------ ------ ------  ------
    Total Fixed Charges              68.6   136.0  138.4  136.6  181.8   225.4
                                   ------  ------ ------ ------ ------  ------
Earnings
Income (loss) from continuing
 operations before income taxes     135.7   332.8  (73.0) 348.5  751.7   594.2
Add (deduct) the following:
 Share of loss (income) of
  associated companies               (9.2)   14.2   (8.6) (20.5)   8.9     (.3)
 Amortization of capitalized
  interest                            4.9     8.8    5.4    2.2     -       -
                                   ------  ------ ------ ------ ------  ------
    Subtotal                        131.4   355.8  (76.2) 330.2  760.6   593.9
                                   ------  ------ ------ ------ ------  ------

Fixed charges per above              68.6   136.0  138.4  136.6  181.8   225.4
Less interest capitalized during
  the period                         (6.5)  (13.9) (11.8) (11.4)  (3.6)     -
                                   ------  ------ ------ ------ ------  ------
Total earnings                     $193.5  $477.9 $ 50.4 $455.4 $938.8  $819.3
                                   ======  ====== ====== ====== ======  ======

Ratio of earnings to fixed
  charges                            2.82    3.51     *    3.33   5.16    3.63
                                   ======  ====== ====== ====== ======  ======

* Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges by approximately $88.0 million.